Exhibit 10.8

FIRST AMENDMENT TO COMMERCIAL LEASE AGREEMENT

This FIRST AMENDMENT TO COMMERCIAL LEASE AGREEMENT (this “First Amendment”) is entered into effective as of November 1, 2026 (the “First Amendment Effective Date”), by and between MDW Management, LLC, a Texas limited liability company (“Landlord”) and Patriot Glass Solutions, LLC, a Texas limited liability company (the “Tenant”).

RECITALS

WHEREAS, Landlord and Tenant, under its prior name, Mobile Tint, LLC, a Texas limited liability company, d/b/a A-1 Glass, entered into that certain Commercial Lease Agreement on or about July 21, 2021, but effective as of April 19, 2021 (the “Lease”), pursuant to which Landlord leased the building, grounds, land and improvements known as 2029 Pat Booker Road, Universal City, Texas 78148, and more particularly identified as the “Leased Premises” (as defined in the Lease) to Tenant. All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Lease.

WHEREAS, the members of Tenant at the time of the effective date of the Lease, were C-Bond Systems, Inc., a Colorado corporation (“C-Bond”), which owned an eighty (80%) percent member interest in Tenant and Michael Wanke (“Mr. Wanke”), who owned a twenty (20%) percent member interest in Tenant;

WHEREAS, pursuant to a certain Debt Forgiveness, Equity Redemption and Strict Foreclosure Agreement dated as of January 30, 2025, by and among, (i) C-Bond, (ii) C-Bond Systems, LLC, a Texas limited liability company and a wholly owned subsidiary of C-Bond (“C-Bond LLC”), (iii) Tenant, (iv) Badcer Ops, Inc., a Nevada corporation (“Badcer”), (v) Jeff Badders (“Mr. Badders”), (vi) Badders Children’s Trust (“Badders Trust”), (vii) Mercer Street Global Opportunity Fund, LLC (“Mercer”) and (viii) Mr. Wanke, pursuant to which, among other things, the eighty (80%) percent ownership interest in Tenant owned by C-Bond, was assigned to Badcer, with the remaining twenty (20%) ownership interest in Tenant continuing to be owned by Mr. Wanke;

WHEREAS, Tenant has entered into a certain Member Interest and Asset Exchange Agreement dated as of April 1, 2026, as amended by and among (i) Transportation and Logistics Systems, Inc., a Nevada corporation (“TLSS”), (ii) TLSS Acquisition, Inc., a Delaware corporation, and a wholly-owned subsidiary of TLSS (“TA”), (iii) TLSS Reverse PGS, LLC, a Texas limited liability company, a wholly owned subsidiary of TA (“Reverse”), (iv) Badcer, (v) Badders, (vi) Mercer, (vii) Tenant and (viii) Mr. Wanke (collectively, the “Exchange Agreement”), pursuant to which Tenant, through a reverse triangular merger with Reverse, shall be the surviving entity, and upon consummation of the closing of the Exchange Agreement, Tenant shall be owned twenty (20%) percent by Mr. Wanke and eighty (80%) percent of Tenant shall be owned by TA; and

WHEREAS, in connection with the closing of the Exchange Agreement, Landlord and Tenant desire to enter into this First Amendment to the Lease in order to amend certain terms and provisions of the Lease.

NOW, THEREFORE, for and in consideration of ten and No/100 Dollar ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Landlord and Tenant hereby recite and agree as follows:

1.	Recitals. The recitals are true, accurate and correct and are expressly incorporated herein.

2.	Fundamental Lease Provisions.

a.	Tenant. From and after the First Amendment Effective Date, all references in the Lease to the “Tenant” means Patriot Glass Solutions, LLC, as owned eighty (80%) percent by TA and twenty (20%) percent by Mr. Wanke.

b.	Permitted Use. The Permitted Use includes window tint solutions for auto, home and business owners, specializing in automotive window tinting, residential window film and commercial window film that stop harmful UV rays from passing through its window films for reduced glare, comfortable temperatures and lower energy bills, as well as products that offer forced-entry protection and films that protect glass from scratches, graffiti, other types of vandalism, and even bullets, including C-Bond BRS, a ballistic-resistant film system.

c.	Lease Term. Upon full execution hereof, Landlord hereby accepts Tenant’s exercise of Tenant’s first five (5) year option to renew the Primary Lease Term, referenced in the Fundamental Lease Provisions, Section 4 and Section II, entitled Term, subsection (c) of the Lease. The Parties agree that the original Commencement Date and Rent Commencement Date was April 19, 2021, and the revised Lease Term, after having exercised its first five (5) year option to renew, shall now end on April 19, 2031. Landlord hereby acknowledges that Tenant has one remaining five (5) year option to renew the Lease.

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d.	Insurance Payments. As the Tenant is paying for the insurance coverages set forth in Section 9 of the Lease, entitled Casualty Losses and Destruction of Premises, subsection (f), insurance payments shall not be part of the Additional Rent payable to the Landlord and all references to “Insurance Payment” as set forth in the Lease, including, but not limited to Section 19 of the Lease, entitled Additional Rent, are hereby deleted.

e.	Confirmation of Rent. During the first extended the Lease Term (as extended and renewed by this First Amendment), the Monthly Minimum Rent is $5,600 (and that such Minimum Rent shall not increase 2% commencing over the initial Lease Term) and Additional Rent is $1,258.20 per month, consisting of real estate taxes based on 2025 taxes, for a combined Monthly Rent total of $6,858.20. Each Lease Year during the remaining Lease Term, commencing as of May 1, the Monthly Rent shall be adjusted for the actual real estate taxes based upon the actual real estate bill, however, Monthly Minimum Rent shall remain $5,600 for the current Lease Term.

f.	Notices. The “Mandatory Copy To” notice shown in Section 1 of the Fundamental Lease Provisions, is hereby amended to read: CJMA Business Law and Litigation, Attn K. “Andy” Tiwari, Esq., 111 W. Sunset Rd., San Antonio, TX 78209, Email: andy.tiwari@cjma.law.

g.	Guarantor. Section 10 of the Fundamental Lease Provisions, entitled Guarantors, is hereby deleted in its entirety and replaced with “Intentionally Deleted”.

3.	Change of Control. Landlord consents to a one-time change in ownership or control of Tenant that would otherwise constitute an impermissible assignment under Section VI of the Lease, entitled Assignment and Subletting, provided that the change in ownership or control is completed in accordance with the Exchange Agreement. Landlord is not waiving any right to enforce Section VI of the Lease for events arising after the Effective Date or changes in control that are inconsistent with the Exchange Agreement.

4.	Corporate Guaranty. The Guaranty attached as Exhibit A-1 to the Lease is hereby cancelled as of the Effective Date, and the Lease will no longer carry a guaranty. Notwithstanding any residual Lease language referencing a “guarantor,” the Lease shall be interpreted and construed consistent with the removal of the Guaranty as of the First Amendment Effective Date.

5.	Other Terms. Except as expressly modified by this First Amendment, the Lease remains unchanged and in full force and effect. In the event of a conflict between the terms of the Lease and this First Amendment, the terms of this First Amendment shall control. From and after the First Amendment Effective Date, any reference to “Lease” will mean the Lease as amended by this First Amendment.

6.	Landlord Estoppel. Landlord hereby represents and warrants to Tenant as of this First Amendment Effective Date that:

a.	Landlord is the fee simple owner of the Leased Premises;

b.	Landlord is leasing the entire Leased Premises to the Tenant;

c.	By entering into this First Amendment, Landlord shall not be in default of any other agreement that Landlord is a party to, including any mortgage or deed of trust, encumbering the Leased Premises;

d.	Landlord is not in default under any mortgage or deed of trust encumbering the Leased Premises;

e.	Landlord hereby acknowledges and agrees that neither Tenant, nor its predecessors-in-interest are in default under the terms of the Lease, as amended and that there are no uncured events of default that are continuing, and no amount of Monthly Rent is due for any periods prior to the effective date of this First Amendment;

f.	Landlord hereby agrees that Tenant does not owe Landlord any money in connection with the preparation of this First Amendment;

g.	Landlord has no knowledge of the presence of any recognized environmental conditions on, about or impacting the Leased Premises;

h.	Landlord has no knowledge of any permits that Tenant is required to obtain in order to operate its business at the Leased Premises; and

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i.	Landlord hereby agrees that there are no brokers involved in the negotiation of this First Amendment and in the event any brokers are entitled to any fees or commissions with respect to the Lease and/or this First Amendment, Landlord shall solely be responsible for the same and Landlord shall indemnify, defend and hold tenant harmless with respect to any claims by any brokers with respect to the Lease and/or this First Amendment.

7.	Miscellaneous.

a.	Authority. Each party has the full legal authority to execute and deliver this First Amendment.

b.	Multiple Counterparts. Multiple copies of this First Amendment may be executed by the parties hereto. Each such executed copy shall have the full force and effect of an original executed instrument. Signatures submitted by scanned attachment to electronic mail or via digital signatures shall be considered originals.

IN WITNESS WHEREOF, the Landlord and Tenant have executed this First Amendment as of the dates set forth below.

LANDLORD:		TENANT:

MDW Management LLC, a Texas		Patriot Glass Solutions LLC, a Texas
limited liability company		limited liability company
(f/k/a Mobile Tint LLC)

By:	/s/ Michael Wanke	By:	/s/ Sebastian Giordano
Name:	Michael Wanke	Name:	Sebastian Giordano
Title:	Authorized Member	Title:	Authorized Manager
Date:	November 1, 2026	Date:	November 1, 2026

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